Exhibit 99.1

INVO Bioscience Signs Joint Venture Agreement with Bloom Fertility to Open an INVOcell Fertility Clinic in Atlanta

INVO Bioscience and established reproductive specialist Dr. Sue Ellen Carpenter, MD of Bloom Fertility today announce their partnership to make INVOcell, an innovative technology that allows early embryo development to take place within the woman’s body, more accessible to the substantial underserved patient population suffering from infertility.

This fourth North American agreement further expands INVO Bioscience’s strategy to open new clinics focused on its INVOcell technology, adding industry capacity, and providing greater access with its effective and affordable advanced fertility treatment option.

SARASOTA, Florida and ATLANTA, Georgia – June 30, 2021 -- INVO Bioscience, Inc. (NASDAQ: INVO), a medical device company focused on commercializing the world’s only in vivo Intravaginal Culture System (IVC), INVOcell®, an effective and affordable treatment for patients diagnosed with infertility, today announced the signing of a joint venture agreement in partnership with reproductive specialist Dr. Sue Ellen Carpenter, M.D. through its wholly-owned subsidiary, INVO Centers, LLC, to open an INVO clinic in Atlanta. The clinic, Bloom Fertility, is scheduled to open in the second half of 2021.

The Company signed clinic partnerships in Birmingham, Alabama and the San Francisco Bay area earlier this year, along with its Mexico partnership in late 2020, which is scheduled to open later this year. These clinics, through the utilization of the INVOcell technology, in addition to the multiple clinic and distribution partnerships throughout the world are bringing advanced fertility care and much needed expanded access to the millions of underserved people.

“I am thrilled to be opening a clinic in Atlanta to provide INVOcell to the many patients that suffer from infertility,” said Dr. Carpenter. “INVOcell allows my patients to have a connected, intimate experience, and provides a simple workflow for my lab and clinic so I can efficiently treat more patients in need. As someone who has dedicated their life to helping people reach their goal of parenthood, INVOcell offers an effective and affordable treatment for the large number of patients that remain underserved.”

Dr. Sue Ellen Carpenter, MD, is Board Certified in Obstetrics and Gynecology. With over 30 years of experience in reproductive medicine, Dr. Carpenter’s specialties include in vitro fertilization, treating congenital anomalies associated with infertility, as well as endometriosis and polycystic ovarian syndrome. Noted for excellence in her field and a “Top Doctor, Atlanta 2019 and 2020” she delivers lectures across the country and has published more than a dozen papers on reproduction and fertility. She is an active member of the American Society of Reproductive Medicine (ASRM) as well as the Georgia OB GYN Society.

Steve Shum, CEO of INVO Bioscience, commented, “We are excited to be working with Dr. Carpenter, a leading reproductive endocrinology and infertility doctor, to establish an INVOcell clinic in Atlanta. This additional partnership advances our mission of democratizing fertility care, lowering key barriers and providing greater access to help the significant number of patients throughout the world who need advanced fertility care to start their families. We are also pleased to report that as a result of identifying a suitable location, which was already built out and for which we have now executed a lease, we expect this new Atlanta clinic to move quickly toward becoming operational well before the end of this year”.

“Our team has performed well at moving these important INVO clinic initiatives forward to reality with several planned openings on the near horizon. We also believe the INVO clinic partnership efforts provide an exciting alternative clinic option utilizing our unique INVOcell incubation technology, which also positions us well (via our ownership participation) beyond just being a medical device company and providing multiple recurring revenue sources. In a multi-billion dollar industry with a substantial underserved patient market, it is our belief that adding new, efficient, and affordable INVO based clinics is the future to expanding access and care. And, we have active discussions ongoing with additional potential partners to further advance our footprint globally,” concluded Shum.

The U.S. INVO clinic agreements are in addition to the distribution agreement the Company previously signed with Ferring Pharmaceuticals, a leader in women’s health and signed in early 2019, to broadly commercialize INVOcell across the United States.

INVO Bioscience will provide funding for start-up and operating costs and own 40% of the Atlanta Joint Venture.

About INVO Bioscience

We are a medical device company focused on creating simplified, lower-cost treatments for patients diagnosed with infertility. Our solution, the INVO® Procedure, is a revolutionary in vivo method of vaginal incubation that offers patients a more natural and intimate experience. Our lead product, the INVOcell®, is a patented medical device used in infertility treatment and is considered an Assisted Reproductive Technology (ART). The INVOcell® is the first Intravaginal Culture (IVC) system in the world used for the natural in vivo incubation of eggs and sperm during fertilization and early embryo development, as an alternative to traditional In Vitro Fertilization (IVF) and Intrauterine Insemination (IUI). Our mission is to increase access to care and expand fertility treatment across the globe with a goal to lower the cost of care and increase the availability of care. For more information, please visit http://invobioscience.com/

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

INVO Bioscience
Steve Shum, CEO
978-878-9505
steveshum@invobioscience.com

Investors
Lytham Partners, LLC
Robert Blum
602-889-9700
INVO@lythampartners.com